Exhibit (h)(11)
AMENDMENT TO
MASTER SERVICES AGREEMENT
     AMENDMENT made as of the 16th day of January, 2009, between RIDGEWORTH FUNDS, formerly known as STI Classic Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to that certain Master Services Agreement, dated July 16, 2004, between the Trust and Citi (as amended pursuant to amendments dated November 18, 2005, May 15, 2007, July 1, 2007, August 21, 2007, May 20, 2008 and as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
          WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the investment portfolios of the Trust (individually referred to herein as a “Fund” and collectively as the “Funds”);
          WHEREAS, the parties wish for Citi to perform accounting services with respect to certain collateral pool assets owned by the Trust, for additional consideration;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:
1.	Amendments.
(a)	The following is added to the end of Section 2:

“Notwithstanding anything in the Agreement to the contrary, the parties agree that the accounting services performed by Citi for the collateral pool assets owned by the Trust (the “Collateral Assets”) shall not be subject to Schedule F.

(b)	The following is added to the end of Schedule C:
     “(d) Citi shall also perform the following accounting services for the Collateral Assets:
(a)	Citi will keep and maintain the following books and records of the Collateral Assets pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:
1.	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

4.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
(b)	In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services for the Collateral Assets:
1.	Allocate income and expense and calculate the net asset value per share (“NAV”) of the Collateral Assets in accordance with the Valuation Procedures;

2.	Apply securities pricing information as required or authorized under the terms of the Valuation Procedures, including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Collateral Assets, fair value pricing information or adjustment factors from Fair Value Information Vendors with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Collateral Assets’ pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Collateral Assets’ investment adviser or other designee, as approved by the Board;

3.	Verify and reconcile with the Collateral Assets’ custodian all daily trade activity;

4.	Compute, as appropriate, the Collateral Assets’ net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed);

5.	Review daily the net asset value calculation and dividend factor (if any) for each Fund, check and confirm the net asset values and dividend factors for reasonableness and deviations;

6.	Report to the Trust the market pricing of securities in the Collateral Assets, with the comparison to the amortized cost basis;

7.	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds;

8.	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Trust;

9.	Update fund accounting system to reflect rate changes, as received from the Collateral Assets’ investment adviser, on variable interest rate instruments;

10.	Post Collateral Assets transactions to appropriate categories;

11.	Accrue expenses of each Fund according to instructions received from the Trust’s Administrator, and submit changes to accruals and expense items to authorized officers of the Trust (who are not Citi employees) for review and approval;

12.	Determine the outstanding receivables and payables for all (1) security trades, and (2) income and expense accounts;

13.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

14.	Provide a representative (in a non-voting capacity) for the Trust’s Pricing Committee, if any; and

15.	Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Trust’s Valuation Procedures.
(c)	Citi shall also perform the following additional accounting services for each Fund:
1.	Make available a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:
A.	Unaudited Statement of Assets and Liabilities,

B.	Unaudited Statement of Operations,

C.	Unaudited Statement of Changes in Net Assets, and

D.	Unaudited Condensed Financial Information
2.	Calculate expense ratio.

3.	Provide daily cash report.

4.	Maintain and report security positions and transactions in accounting system.

5.	Maintain list of failed trades.

6.	Provide unrealized gain/loss report.”

(c)	The following is added prior to the paragraph entitled, “CPI Adjustment” on Schedule E:
     “The Trust shall pay Citi an additional fee .25bp or an annual minimum of $25,000 per year, payable monthly, for accounting services related to the Pool Account.”
(d)	The following is added after the first paragraph of Section 18:

Schedule F shall not apply
     2. Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

RIDGEWORTH FUNDS

By:	/s/ Julia Short
Name:	Julia Short
Title:	President
Date:	1/16/09

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President
Date:	1/26/09